                                  EXHIBIT 99.1

                                 (EPIMMUNE LOGO)
               5820 Nancy Ridge Drive, San Diego, California 92121
                   Phone: (858) 860-2500- Fax: (858) 860-2600


FOR FURTHER INFORMATION

AT EPIMMUNE:                  AT FINANCIAL RELATIONS BOARD:
Robert De Vaere               Moira Conlon                             Tricia Ross
VP, Finance & Admin.          General Information                      Investor/Analyst Information
& CFO                         (310) 407-6524                           (310) 407-6540
(858) 860-2500                mconlon@financialrelationsboard.com      tross@financialrelationsboard.com

FOR IMMEDIATE RELEASE
MAY 10, 2004


              EPIMMUNE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

SAN DIEGO, MAY 10, 2004 - EPIMMUNE INC. (NASDAQ: EPMN) today announced its financial results for the first quarter ended March 31, 2004.

Revenue for the first quarter of 2004 increased to $2.6 million from $1.4 million in the first quarter of 2003. The increase in 2004 compared to 2003 was primarily due to reimbursement under new grants and contracts the Company received from the National Institutes of Health (NIH) in the second half of 2003.

Operating expenses were $3.1 million in the first quarter of 2004 compared to $3.3 million in the first quarter of 2003. Expenses during the first quarter of 2004 focused on three ongoing vaccine clinical trials, two directed at cancer therapies and one at treatment of HIV, on the Company's NIH grants and contracts, and on sponsored programs. Reductions in labor and associated costs in the first quarter of 2004, as a result of the Company's work force reduction in September 2003, were partially offset by increases in subcontract and other outside costs related to activities on the Company's NIH grants and contracts.

Net loss for the first quarter of 2004 was $0.5 million, or $0.04 per basic and diluted share compared with a net loss of $1.8 million, or $0.15 per basic and diluted share for the same period in 2003.

During the quarter, cash and cash equivalents declined $1.2 million to an ending balance of $5.2 million. After the quarter ended, the Company completed a private placement in April 2004 in which it raised net proceeds of approximately $5.1 million. Financial details appear in the accompanying schedules.


BUSINESS OUTLOOK

Epimmune currently projects that for 2004, revenues will be in the range of $8.5 to $10.0 million and total costs and expenses will be in the range of $14.5 to $15.5 million. With existing cash, and


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Epimmune Inc.
Page 2 of 3


interest earned thereon, along with receipts from existing contracts and the recent financing in April 2004, the Company expects to be able to maintain its current level of operations through 2005, based on anticipated expenditures.

ABOUT EPIMMUNE INC.

EPIMMUNE INC., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic drug candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections, such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's preventative drug candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. For more information on Epimmune, visit www.epimmune.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including the anticipated benefits to Epimmune of its collaborations and NIH grants and contracts, anticipated trends in revenue and operating expenses, and projections regarding maintaining current and planned operations. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risks that the Company's revenue for 2004 will be less than expected, that the Company's operating expenses will rise by a greater amount than expected, the risks associated with the Company's ability to develop pharmaceutical products using epitopes, the ability of epitope-based products to control infectious diseases and cancer, the safety and efficacy of epitope-based products in humans, the Company's ability to enter into and maintain collaborations and license arrangements, the efforts of the Company's collaborators and licensees to develop and commercialize products using the company's technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting the HIV, lung and colorectal cancer clinical trials, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's 2003 Form 10-K, as amended, and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.





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Epimmune Inc.
Page 3 of 3


                                  EPIMMUNE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                    (in thousands, except per share amounts)

                                                      Three months ended March 31,
                                                      ----------------------------
                                                          2004           2003
                                                        --------       --------
Revenues:
   License fees and milestones                          $     97       $    202
   Research grants and contract revenue                    1,454            255
   Related party revenue                                   1,026            973
                                                        --------       --------
Total revenues                                             2,577          1,430

Costs and expenses:
   Research and development                                2,407          2,610
   General and administrative                                658            683
                                                        --------       --------
Total costs and expenses                                   3,065          3,293
                                                        --------       --------

Loss from operations                                        (488)        (1,863)

Interest income, net                                           4             65
Other expense, net                                            (1)            (2)
                                                        --------       --------
Net loss                                                $   (485)      $ (1,800)
                                                        ========       ========

Net loss per share - basic and diluted                  $  (0.04)      $  (0.15)
                                                        ========       ========

Shares used in computing net
  loss per share - basic and diluted                      13,456         11,676
                                                        ========       ========


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                       March 31,      December 31,
                                                         2004             2003
                                                       ---------      ------------
                                                      (unaudited)
ASSETS:
Current assets:
    Cash and cash equivalents                           $ 5,201          $ 6,416
    Other current assets                                  1,936            1,198
                                                        -------          -------
Total current assets                                      7,137            7,614

Restricted cash                                             472              472
Property and equipment, net                               1,086            1,145
Patents and other assets                                  3,562            3,462
                                                        -------          -------
Total assets                                            $12,257          $12,693
                                                        =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities                                     $ 2,753          $ 2,770
Other liabilities                                           215              212
Stockholders' equity                                      9,289            9,711
                                                        -------          -------
Total liabilities and
  stockholders' equity                                  $12,257          $12,693
                                                        =======          =======


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